EXHIBIT 10.17

December 30, 2004

Mr. David Zeffren
211 S. Alta Vista Blvd.
Los Angeles, CA 90036

Dear David:

We are pleased to offer you a full-time position with Arbios Systems, Inc. (“Arbios”) as Vice President of Operations, which is an exempt position. Specifics of our offer include:

1.	You will be compensated at an annualized rate of $120,000 paid twice monthly, before withholding of Federal and State income taxes, Social Security, and other customary deductions.

2.
Your performance shall be reviewed annually against mutually agreed upon goals. At that time, appropriate upward compensation adjustments may be made in the form of increased salary. Your first review shall be in January 2006 with any compensation adjustments to be effective in February 2006.

3.
All requests for time off (other than holidays observed by all of Arbios’s employees) should be approved in advance by Jacek Rozga, MD, PhD. You will report to Jacek Rozga, MD, PhD. and will perform such tasks as are usually and customarily performed by persons holding the title of Vice President of Operations.

4.
You will be entitled to two weeks vacation per year to be taken in accordance with Arbios Systems, Inc. corporate policy. You will also be entitled to the same paid holidays as are observed by all Arbios employees. In addition, you will be allowed paid time-off for religious holidays as specified in Appendix A (designated as “holy days”).  Additional religious holidays (designated as “regular” days) will be assessed as unpaid time-off. This calendar will be submitted before the end of each year or the upcoming year. Requests for additional time-off in excess of the time allotted for vacation leave will be assessed as an unpaid leave of absence.

5.
You will be entitled to participate in Arbios’s medical/dental insurance programs and will be entitled to such other employee benefits if Arbios decides to establish a medical/dental program in the future. You will be reimbursed for your reasonable business related expenses in accordance with the expense reimbursement policy in place from time to time.

6.
You will be employed on an “at will” basis. That is, the terms of your employment shall continue unless terminated by either you or us. Termination by us may be with or without cause, at any time. Further, this offer letter is not a contract of employment guaranteeing you the terms set forth in the letter for any specific period of time, or at all.

7.	All work that you perform for Arbios will be performed in our offices or as mutually agreed otherwise.

8.	Your employment is to be considered exclusive to Arbios. While you are employed by Arbios, you will not perform services for compensation for any third party.

9.	You must get a release from your current employer (or any still valid previous employers), from any existing non-compete agreements, if applicable.

10.	In consideration of your agreeing to this employment offer and as a condition of your reporting for work, we ask that you sign the attached Inventions Assignment and Confidentiality Agreement.

11.	This agreement is governed by California law.

It the terms of this offer are acceptable to you, please indicate below by signing and returning one copy of this letter to me, together with one copy of the signed Inventions Assignment and Confidentiality Agreement as soon as possible before January 31, 2005. The remaining copies are for your records.

We are looking forward to having you join our team here at Arbios, and hope that you find your new employment with us challenging and rewarding.

Sincerely,

/s/ Jacek Rozga, M.D., Ph.D.

Jacek Rozga, M.D., Ph.D.
President

ACCEPTED AND AGREED TO THIS
3rd DAY OF JANUARY, 2005.

By:  /s/ David Zeffren

David Zeffren

Appendix A

Jewish Holidays 2005

Passover (1 holy day, 5 regular days)
Friday, April 22
Monday, April 25 (holy day)
Tues-Fri, April 26-29

Feast of Weeks (2 holy days) Mon-Tues, June 13-14

Rosh Hashana (2 holy days) Tues-Wed, October 4-5

Yom Kippur (1 holy day) Thursday, October 13

Tabernacles (4 holy days, 3 regular days)
Tues-Wed. October 18,19
October 25-26 (holy days)
October 20,21, 24 (regular days)

Total Holy Days
10 holy days
8 regular days